AMENDED APPENDIX A

Fund	Expense Limitation	Initial Term Month End Date
SGI U.S. Large Cap Equity Fund – Class A	1.23%	December 31, 2021
SGI U.S. Large Cap Equity Fund – Class C	1.98%	December 31, 2021
SGI U.S. Large Cap Equity Fund – Class I	0.98%	December 31, 2021
SGI U.S. Small Cap Equity Fund – Class A	1.48%	December 31, 2021
SGI U.S. Small Cap Equity Fund – Class C	2.23%	December 31, 2021
SGI U.S. Small Cap Equity Fund – Class I	1.23%	December 31, 2021
SGI Global Equity Fund – Class A	1.09%	December 31, 2021
SGI Global Equity Fund – Class C	1.84%	December 31, 2021
SGI Global Equity Fund – Class I	0.84%	December 31, 2021
SGI U.S. Large Cap Equity VI Portfolio	0.98%	December 31, 2021
SGI Peak Growth Fund – Class I	1.70%	December 31, 2021
SGI Prudent Growth Fund – Class I	1.70%	December 31, 2021
SGI Conservative Fund – Class I	1.70%	December 31, 2021